Exhibit 10.1

RiT TECHNOLOGIES REPORTS THIRD QUARTER 2004 RESULTS

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Revenue Growth & Increasing Gross Margins Substantially Reduce Net Loss;

 OEM Success and Large Carrier Deals Contribute to Larger Sales Pipeline

Tel Aviv, Israel – November 4, 2004 – RiT Technologies (NASDAQ: RITT), the pioneer and world-leading provider of intelligent physical layer solutions, today announced financial results for the third quarter and nine months ended September 30, 2004.

Revenues for the third quarter of 2004 continued to increase: up 22% to $4,331,000, from $3,547,000 in the third quarter of 2003, and up 7% from $4,061,000 in the second quarter of 2004. Net loss for the quarter dropped to ($801,000), or ($0.06) per share, from ($3,707,000), or ($0.42) per share, in the third quarter of 2003, and ($1,100,000), or ($0.12) per share, for the second quarter of 2004. For comparison purposes, please note: the Company’s weighted average number of ordinary shares increased to 12,875,583 in the third quarter of 2004 compared with 8,910,352 in the third quarter of 2003 and 8,912,352 in the second quarter of 2004.

Revenues for the first nine months of 2004 increased 16% to $12,776,000, from $11,003,000 for the first three quarters of 2003. Net loss for the period dropped to ($2,784,000), or ($0.27) per share, compared with ($5,470,000), or ($0.61) per share for the first nine months of 2003. For comparison purposes, please note: the Company’s weighted average number of ordinary shares increased to 10,247,946 in the first nine months of 2004 compared with 8,910,352 in the first three quarters of 2003.

Commenting on the results, Liam Galin, President and CEO, said, “We are pleased to report our third quarter of year-over-year revenue growth, our highest gross margins in five quarters, and a significantly reduced net loss, all despite the normal third quarter seasonality which affected our European sales. These encouraging results reflect growth in Enterprise sales via our direct channels and OEM partners together with the reawakening of our Carrier business, developments that have also expanded our pipeline of PairView™ and PatchView™ opportunities.

“We continue to enjoy increasing awareness of the benefits of Intelligent Physical Layer Management (IPLMS) and Outside Plant Qualification systems. With more and larger-scale IPLMS tenders coming to market throughout North America and Europe, our OEM and Strategic Alliance (OSA) partners have stepped up their activities and begun delivering impressive wins. The momentum of our Carrier business has also increased, with two new PairView™ deals delivered during the quarter and several large final-stage deals, some that we expect to begin shipping before the end of the year.”

Mr. Galin concluded, “As a result of these positives -- a fertile sales environment, increasing partner activities, and a growing backlog of large Carrier and Enterprise deals -- we feel that we are well-positioned. We therefore expect a stronger fourth quarter characterized by continued year-over-year revenue growth.”

The Company will host a conference call to discuss these results on Thursday, November 4th, at 10:00 A.M. Eastern Time/ 17:00 Israel time.  To participate, please call 1-800–322-0079 from the US (toll free), or +1-973-935-2407 International, and use the ID code: RIT Q3. A replay of the call will be available beginning at 12 noon ET on the day of the call for 14 days by calling 1-877-519-4471 from the US (toll free), or  +1-973-341-3080 from the rest of the world, and using the ID code: 5304198.

About RiT Technologies

RiT Technologies pioneered the development of intelligent physical layer solutions, designed to provide superior control, utilization and maintenance of networks. RiT's innovative solutions help customers capitalize on network investments and reduce cost of ownership.

RiT's Enterprise Solutions include PatchView™ for full web-based management, planning and troubleshooting of network physical layer connectivity, and SMART Cabling™ System components for single-source, end-to-end structured cabling solutions.

PairView™ and PairQ™ Carrier Solutions help telcos capitalize on outside plant investments by giving them reliable, mass-verified and qualified infrastructure and connectivity databases.

With a global sales network spanning 60 countries, RiT's key customers include major financial institutions, corporations and global telecommunications companies such as: Deutsche Telekom, Alcatel, TELMEX, TELENOR, The New York Mercantile Exchange (NYMEX), ING Barings, INVESCO, DIAGEO, Daewoo, and Reuters.

RiT is a member of the RAD group, a world leader in communications solutions.

For more information, please visit our website: www.rittech.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risk detailed from time to time in the Company’s filings with the Securities Exchange Commission.

This press release is available at http://www.rittech.com/ and http://www.portfoliopr.com/

CONTACTS:

RiT Technologies

PORTFOLIO PR

Simona Green

Paul Holm / Jerry Cahn

VP Finance

212-736-9224

+972-3-766-4249

pholm@portfoliopr.com

simonag@rit.co.il

jcahn@portfoliopr.com

RiT TECHNOLOGIES LTD.
STATEMENTS OF OPERATIONS (U.S GAAP)
(U.S dollars in thousands, except per share data)

	For the three months ended September 30, (Unaudited)		For the nine months ended September 30, (Unaudited)

	2004	2003	2004	2003
	U.S. $	U.S. $	U.S. $	U.S. $

Sales	4,331	3,547	12,776	11,003
Cost of sales	2,401	4,143	7,389	8,155
Gross profit	1,930	(596)	5,387	2,848

Operating expenses:
Research and development:
Research and development, gross	952	1,051	2,755	2,918
Less - royalty-bearing participation	109	-	286	116
Research and development, net	843	1,051	2,469	2,802

Sales and marketing	1,452	1,570	4,542	4,405
General and administrative	433	499	1,168	1,157
Total operating expenses	2,728	3,120	8,179	8,364

Operating loss	(798)	(3,716)	(2,792)	(5,516)
Financial income, net	(3)	9	8	46

Loss for the period	(801)	(3,707)	(2,784)	(5,470)

Basic and diluted loss per share	(0.06(	(0.42)	(0.27)	(0.61)

Basic and diluted weighted average number of shares	12,875,583	8,910,352	10,247,946	8,910,352

RiT TECHNOLOGIES LTD.
CONSOLIDATED BALANCE SHEET (U.S GAAP)
(U.S dollars in thousands)

	September 30, 2004	December 31, 2003
	(Unaudited)	(Audited)
Assets
Current Assets
Cash and cash equivalents	6,147	2,714
Marketable securities	540	560
Trade, net	3,602	3,369
Other	914	767
Inventories	4,713	4,760
Total Current Assets	15,916	12,170

Property and Equipment
Cost	3,391	3,209
Less - accumulated depreciation	3,015	2,858
	376	351
Assets held for severance benefits	1,456	1,435
Total Assets	17,748	13,956

Liabilities and Shareholders' Equity
Current Liabilities
Trade payables	2,879	3,225
Other payables and accrued expenses	2,406	2,153
Total Current Liabilities	5,285	5,378

Long-term Liabilities
Liability for employees severance benefits	1,926	1,970
Total Long-term Liabilities	1,926	1,970
Total Liabilities	7,211	7,348

Shareholders' Equity
Share capital	373	260
Additional paid-in capital	30,320	23,699
Capital reserves	229	229
Accumulated other comprehensive income	(6)	15
Notes receivable from employees	(27)	(27)
Accumulated deficit	(20,352)	(17,568)
Total Shareholders' Equity	10,537	6,608
Total Liabilities and Shareholders' Equity	17,748	13,956